Exhibit 10.1

WEYERHAEUSER REAL ESTATE COMPANY LETTERHEAD

August 19, 2013

Peter Orser

Subject:    Confidential Retention Program

Dear Peter:

The Weyerhaeuser Board of Directors has approved the strategic review of the Weyerhaeuser Real Estate Company (“WRECO”). You have been identified as a critical resource to WRECO and Weyerhaeuser during this strategic review process. Consequently, we seek to provide you with a financial incentive to maintain your employment with WRECO until the end of the retention period as described below.

You will be entitled to a one-time Retention Payment if you satisfy the following requirements:

1.	Maintain your active* employment with WRECO through the shorter of the following four periods (hereinafter “Retention Period”):

a.	Through March 15, 2014, or

b.
30 days following a Weyerhaeuser Board of Director's public statement that it seeks to maintain WRECO or the subsidiary for which you are working within the Weyerhaeuser portfolio and the strategic review is completed; or

c.
Through the closing date of a disposition of WRECO or the subsidiary for which you are working to a third-party not related to Weyerhaeuser Company, including but not limited to a sale of substantially all assets, stock sale, merger, or other transaction (hereinafter “WRECO Disposition”), if you have accepted employment with the successor entity; or

d.	One week following the closing date of a WRECO Disposition if you have not accepted employment with the successor entity; and

2.	Perform your work duties to the best of your ability and at a satisfactory (“Meets” or “Exceeds”) performance level.

* You will be paid the Retention Payment only if you are actively employed through the entire Retention Period.

The Retention Payment will ensure that you are paid what is equivalent to one (1.0) times (“1x”) your target bonus in 2013 under the WRECO Short Term Incentive Plan (“STIP”). If your STIP is funded and paid at less than 1x target in 2013, your Retention Payment will be equivalent to the difference between the STIP payment you were paid and the 1x STIP target shortfall in 2013, less regular withholding. The Retention Payment will not be paid to you unless you maintain your employment through the Retention Period.

Example 1:
Ted's 2013 STIP was funded and paid at .75x target. Ted maintained his WRECO employment through the WRECO Disposition closing date of January 31, 2014. Ted's Retention Payment will be equivalent to .25x target, less regular withholding.

Example 2:
Jolene voluntarily resigned her employment with a WRECO subsidiary effective January 15, 2014. Jolene is not eligible for the Retention Payment because she did not maintain her employment with WRECO or a WRECO subsidiary through the Retention Period.

If you qualify for a Retention Payment and satisfy the requirements as identified above, the Retention Payment will be paid to you no later than March 15, 2014.

This retention opportunity is highly confidential. I ask and expect that you will not discuss it with others except your spouse, an attorney, or tax provider, provided such person agrees to keep the existence of this offer confidential.

If the terms provided in this letter are agreeable to you, please sign and return it to your HR Manager.

Thank you for your support and continued service to the company. I look forward to working with you through this review process in the coming year.

Sincerely,

/s/ Dan Shea

Dan Shea
Director, Human Resources

I, Peter M. Orser, have read, understand and agree to the terms provided herein.

/s/ Peter M. Orser                    08/19/13
Signature                        Date